UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 17, 2011

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events

On January 17, 2011, Royal Gold, Inc. (“Royal Gold”) released its security interests in certain collateral that it held pursuant to the Amended and Restated Funding Agreement dated February 22, 2006 (the "Funding Agreement") between Royal Gold, Inc. and Somita SA (“Somita”), a 90% owned subsidiary of High River Gold Mines Ltd. (“High River”) and the operator of the Taparko mine.  Royal Gold invested $35 million for the development of the Taparko mine under the Funding Agreement.  As security for the Company's investment, High River pledged certain equity investments in public companies held by High River (“Pledge I”), and two of High River's subsidiaries pledged their equity interests in Somita and High River (West Africa) Ltd., the corporate parent of Somita (“Pledge II”).  Pursuant to their terms, Pledge I would remain in effect until certain production and performance standards have been attained at the Taparko mine sufficient to satisfy the Completion Test, as defined in the Funding Agreement, and Pledge II would remain in effect until satisfaction of certain requirements as provided in the construction contract between Somita and its construction contractor.  Following discussions among Royal Gold and High River concerning the results of the Completion Test, Royal Gold agreed to release its security interests in the collateral held pursuant to Pledge I and Pledge II, and High River agreed, among other things, to provide certain insurance coverage on the Taparko mine for the benefit of Royal Gold.

During the quarter ended September 30, 2010, the $35 million cap associated with the 15% TB-GSR1 was achieved and the 2.0% GSR royalty (TB-GSR3) became effective.  The TB-GSR1 and the sliding-scale TB-GSR2 royalties terminated upon receipt of the remaining amounts due under the $35 million cap, which occurred in October 2010.  The TB-GSR3 royalty covers all gold produced from the Taparko mine.  TB-MR1, a 0.75% GSR milling royalty which applies to ore that is mined outside of the defined area of the Taparko project, also remains in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: January 21, 2011	By:	/s/ Bruce C. Kirchhoff
	Name:	Bruce C. Kirchhoff
	Title:	Vice President and General Counsel